Exhibit 99.1

ELECTRIC AQUAGENICS AND ZEROREZ TEAM TO DELIVER PATENT APPROVED AND UNPRECEDENTED CLEANING TECHNOLOGY

LINDON, Utah, September 18, 2003 -- Electric Aquagenics Unlimited, Inc. (EAU) today announced that it has entered into an agreement with Zerorez Franchising System, Inc. (ZFS), Lindon, UT, to place its specialized water generators into ZFS’s revolutionary carpet cleaning system under an exclusive licensing arrangement.

In a joint effort, Zerorez and EAU have developed and patented an unprecedented method of carpet cleaning utilizing EAU’s unique water technology, which will permit a Zerorez franchisee to clean carpets without the use of soaps, shampoos or detergents. The strategic advantage of this technology and applied methodology is that it leaves “zero residue” in the carpet, hence the name Zerorez.

Mr. Gaylord Karren, President and CEO of Electric Aquagenics, and Mr. James A. Stone, President of Zerorez Franchising Systems, Inc. (formerly known as Aqua Care Franchising Systems, Inc.) made the announcement. “Based on our tests over the last several years with EAU’s Primacide B water,” Mr. Karren said, “we have demonstrated the fluid to be a very high emulsifier of oils and lipids. When you can break down dirt, oils and grease without having to use soap or shampoo, you have met half of the challenge in properly cleaning a carpet fiber.”

“The fluid acts as a super wetting agent which unlocks bound-up oils and grease residues left behind by other cleaning companies,” said John Hopkins, inventor and co-founder of Zerorez.  Mr. Stone added, “When you combine this non-toxic, soap-free water with a system that removes all of the old dirt, soaps and shampoos left behind from previous cleaning systems -- which are in effect ‘dirt magnets’ adding to the resoiling problems -- you can imagine just how effective our cleaning system is in comparison to the various approaches of our competitors.”

About EAU

Electric Aquagenics Unlimited, Inc. (EAU) is a supplier of technologies with numerous applications targeting a wide array of industries. The company’s water-based and completely non-toxic products and services will replace many of the traditional methods and products now being used for cleaning, disinfecting, hydrating and moisturizing.

EAU has solutions for existing bacteria, virus and mold proliferation threats. EAU has documented test results in the food processing, mold remediation and carpet cleaning industries demonstrating unprecedented pathogen killing effectiveness. For more information, visit www.electricaquagenics.com, or contact Investor Relations at 801-443-1031.

This news release contains forward-looking statements that involve risks and uncertainties. Actual results and outcomes may differ materially from those discussed or anticipated. Factors that might affect actual outcomes include, but are not limited to, the ability of the company to raise sufficient working capital to carry out its business plans, the long term efficacy of the company’s products, the ability of the company to protect its intellectual property, general economic conditions, possible decrease in demand of the company’s products or services, and increased competition. For a more detailed discussion of these and associated risks, see the company’s most recent documents filed with the U.S. Securities and Exchange Commission.